Exhibit 99.1

The Bancorp, Inc. Announces Sale of $65 Million of Discontinued Commercial Loans

Wilmington, DE, August 24, 2016 – The Bancorp, Inc. ("The Bancorp") (NASDAQ: TBBK), a financial holding company, announced today that it has sold $65 million of mostly commercial real estate loans from its discontinued loan portfolio.   The sale reduced The Bancorp's discontinued commercial loan portfolio, net of marks, from $400 million at June 30, 2016 to approximately $335 million, a decrease of 16%, at August 22, 2016.  A gain of approximately $500,000 was recognized upon the sale which closed on August 22, 2016.

Damian Kozlowski, The Bancorp's Chief Executive Officer, said, "This transaction represents further progress towards the exit of our discontinued commercial loan portfolio. This exit is one leg of the overall strategic plan to restructure the balance sheet with our SBLOC, SBA, leasing and CMBS lending lines which have historically performed at low levels of losses. Additionally, we are moving forward with our plan to right size our expense base as previously discussed in our most recent earnings call."

About The Bancorp
With operations in the US and Europe, The Bancorp, Inc. (NASDAQ: TBBK) is dedicated to serving the unique needs of non-bank financial service companies, ranging from entrepreneurial start-ups to those on the Fortune 500. The company's chief financial institution, The Bancorp Bank (Member FDIC, Equal Housing Lender), has been repeatedly recognized in the payments industry as the Top Issuer of Prepaid Cards (US), a top merchant sponsor bank, and a top ACH originator. Specialized lending distinctions include National Preferred SBA Lender, a leading provider of securities-backed lines of credit, and one of the few bank-owned commercial leasing groups in the nation. For more information please visit www.thebancorp.com.

The Bancorp, Inc. Contacts:

Media Relations
Rob Tacey, Director, Public Relations
302-385-1418
rtacey@thebancorp.com
or
Investor Relations
Andres Viroslav, Director, Investor Relations
215-861-7990
aviroslav@thebancorp.com